Exhibit 99.6

RULE 438 CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the contemplated share exchange and merger of Concho Resources Inc. with and into ConocoPhillips, I hereby consent to being named in the Registration Statement on Form S-4 of ConocoPhillips and all amendments thereto (the “Registration Statement”) as a person anticipated to become a director of ConocoPhillips upon completion of the share exchange, merger and other transactions described therein and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Tim Leach
Tim Leach Chairman and Chief Executive Officer
November 18, 2020